Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Pacifico Acquisition Corp. (the “Company”) on Form S-1 of our report dated June 3, 2021, except for Notes 1, 4, 6 and 8 as to which the date is July 20, 2021, with respect to our audit of the Company’s financial statements as of April 20, 2021 and for the period from March 2, 2021 (inception) through April 20, 2021, which appears in this Registration Statement on Form S-1. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

August 23, 2021